July 25, 2018

State Street Bank and Trust Company Josiah Quincy Building
200 Newport Avenue
North Quincy, Massachusetts 02171 Location Code: JQB5
Attention: Russell M Donohoe

Re: Master Custodian Agreement - New Portfolios

Ladies and Gentlemen:

Please be advised that the undersigned Fund has established one (1) new series of shares to be known as American Century ETF Trust - American Century Diversified Municipal Bond ETF (the "New ETF Portfolio").

In accordance with Section 18.6, the Additional Portfolios provision, of the Master Custodian Agreement dated as of July 29, 2011, (the "Custodian Agreement") by and among each Fund party thereto and State Street Bank and Trust Company, the undersigned Fund hereby requests that your bank act as Custodian for the New ETF Portfolio under the terms of the Custodian Agreement. In connection with such request, each undersigned Fund hereby confirms to you, as of the date hereof, its representations and warranties set forth in Section 18.7 of the Custodian Agreement. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Custodian Agreement.

Kindly indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

American Century Investment Management, Inc. on behalf of American Century ETF Trust — American Century Diversified Municipal Bond ETF

By:     /s/ C. Jean Wade
Name:     C. Jean Wade
Title:    Vice President, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:    /s/ Andrew Erickson
Name:     Andrew Erickson
Title:    Executive Vice President
Effective Date: August 8, 2018

CLSTA-73240 1109